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                                                                     EXHIBIT 5.1


December 20, 2001


Paxson Communications Corporation
601 Clearwater Park Road
West Palm Beach, Florida 33401

         Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 (the "Registration Statement") filed today by Paxson Communications Corporation (the "Company") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the sale of an aggregate of 200,000 shares (the "Shares") of the Company's Class A Common Stock, par value $.001 per share. The Shares are to be resold by a certain selling stockholder as described in the Registration Statement.

         We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates and other documents as we have deemed appropriate as a basis for the opinion expressed below.

         Based upon the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that the Shares, when and if issued and delivered in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

         Our opinion is limited to matters governed by the Delaware General Corporation Law.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" contained in the prospectus filed as a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                        Very truly yours,


                                        HOLLAND & KNIGHT LLP